Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW Atlantic Station 201 17th Street, NW | Suite 1700 Atlanta, GA 30363 T 404.322.6000 F 404.322.6050 nelsonmullins.com

March 13, 2024

Bancorp 34, Inc.

8777 E. Hartford Drive, Suite 100

Scottsdale, AZ 85255

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Bancorp 34, Inc., a Maryland corporation (the “Bancorp 34”), in connection with the preparation of its registration statement on Form S-4 the (“Registration Statement”) filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of up to an additional 239,500 shares (the “Common Shares”) of Bancorp 34’s common stock, par value $0.01 per share, which may be issued in connection with the Agreement and Plan of Merger, by and between Bancorp 34 and CBOA Financial, Inc., an Arizona corporation (“CBOA”) dated as of April 27, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated December 21, 2023 (as amended, the “Merger Agreement”).

In connection with this opinion letter, we have examined and relied upon, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) Bancorp 34’s Articles of Incorporation, as supplemented, (iii) Bancorp 34’s Bylaws, (iv) resolutions adopted by Bancorp 34’s board of directors, and (v) other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents and instruments of all documents and instruments submitted to us as copies or specimens, and the authenticity of the originals of such documents and instruments submitted to us as copies or specimens. We also have made such investigations of law as we have deemed appropriate.

Based on and subject to the foregoing, we are of the opinion that the Common Shares are duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

Bancorp 34, Inc.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Maryland General Corporate Law (including the statutory provisions, all applicable provisions of the Constitution of Maryland and reported judicial decisions interpreting those laws). We express no opinion with respect to the federal laws of the United States of America or the securities or “blue sky” laws of any state, including the securities laws of the State of Maryland.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Maryland General Corporate Law be changed by legislative action, judicial decision or otherwise.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP